UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):
March 11, 2015

Rosetta Stone Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34283	43,837,082
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1919 North Lynn St., 7th Fl., Arlington, Virginia 22209
(Address of principal executive offices, including zip code)

703-387-5800
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.                     Costs Associated with Exit or Disposal Activities.

On March11, 2015, Rosetta Stone Inc. (the “Company” or “Rosetta Stone”) announced that it is refocusing its strategy and realigning resources around its Global Enterprise & Education segment (“E&E”) in order to pursue the most attractive opportunities for enhancing shareholder value. To accomplish this, the Company is prioritizing the needs of educators and corporations, where the most profitable growth potential is anticipated. This decision follows several months of close collaboration between management and a leading education consulting firm hired to perform a thorough review of Rosetta Stone’s strategy, with active oversight from the board of directors.

The Company's refocus and realignment are expected to lower costs and reduce global non-E&E headcount by approximately 15%, resulting in annual expense reductions of approximately $50 million that will target Consumer sales and marketing, Consumer product investment, and general and administrative costs. These actions are expected to result in an estimated $7 million charge in the first quarter of 2015, largely reflecting cash separation payments. In addition, the Company has recorded a non-cash charge of $18.0 million in the fourth quarter of 2014 to impair the carrying value of goodwill associated with its North America Consumer segment.

The Company's strategy and realignment are discussed in more detail in its earnings' press release issued March 11, 2015 and furnished as an exhibit to the Company's Current Report on Form 8-K filed on March 11, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 13, 2015		ROSETTA STONE INC.

	By:	/s/ Sonia G. Cudd
		Name:	Sonia G. Cudd
		Title:	General Counsel and Secretary